U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Seidel,                           Eric
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    110 East Douglas Road
--------------------------------------------------------------------------------
                                    (Street)

   Oldsmar,                           FL                 34677
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     EAUTOCLAIMS.COM, INC.  (EACC)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

     April 7, 2003

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     President and CEO
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                       2A.          3.           Disposed of (D)                 Securities     Form:     7.
                           2.          Deemed       Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           Transaction Execution    Code         ------------------------------- Owned          (D) or    Indirect
1.                         Date        Date, if any (Instr. 8)                  (A)              Following      Indirect  Beneficial
Title of Security          (Month/Day/ (Month/Day/  ------------     Amount     or      Price    Reported       (I)       Ownership
(Instr. 3)                   Year)       Year)      Code     V                  (D)              Transaction(s) (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
              2.                                                                                           Deriv-    of
              Conver-                          5.                               7.                         ative     Deriv-  11.
              sion                             Number of                        Title and Amount           Secur-    ative   Nature
              or              3A               Derivative     6.                of Underlying     8.       ities     Secur-  of
              Exer-           Deemed  4.       Securities     Date              Securities        Price    Bene-     ity:    In-
              cise    3.      Execu-  Trans-   Acquired (A)   Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
              Price   Trans-  tion    action   or Disposed    Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.            of      action  Date,   Code     of(D)          (Month/Day/Year)            Amount  ative    following In-     ficial
Title of      Deriv-  Date    if any  (Instr.  (Instr. 3,     ----------------            or      Secur-   Reported  direct  Owner-
Derivative    ative   (Month/ (Month/ 8)       4 and 5)       Date     Expira-            Number  ity      Transac.  (I)     ship
Security      Secur-  Day/    Day/    ------   ------------   Exer-    tion               of      (Instr.  tion(s)   (Instr. (Instr.
(Instr. 3)    ity     Year)   Year)   Code V    (A)   (D)     cisable  Date     Title     Shares  5)                 4)      4)
-----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Option to
aquire                                                                          Common
common stock  $0.10   04/07/03        A               25,000  2/1/04   4/7/08    stock    12,500           447,500   D

------------------------------------------------------------------------------------------------------------------------------------
Option to
aquire                                                                          Common
common stock  $0.10   04/07/03        A               25,000  2/1/05   4/7/08    stock    12,500           447,500   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
These options were issued in accordance with Mr. Seidel's employment contract.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


    /s/ Eric Seidel                                            4/8/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2